Exhibit 99.1

Nurix Therapeutics Reports Fourth Quarter and Fiscal Year 2020 Financial Results and Provides a Corporate Update

First Investigational New Drug (IND) application cleared for NX-2127 in patients with relapsed and refractory B-cell malignancies

Three additional wholly owned programs expected to enter clinical trials in 2021

Expanded Sanofi collaboration resulting in option exercise payment of $22 million

Year-end cash and investments totaling $372 million

San Francisco, CA, February 16, 2021 – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a biopharmaceutical company developing targeted protein modulation drugs, today reported financial results for the fourth quarter and fiscal year ended November 30, 2020 and provided a corporate update.

“We begin 2021 with a positive notification from the FDA that our first Phase 1 clinical trial of NX-2127 may proceed in patients with B cell malignancies, including chronic lymphocytic leukemia,” said Arthur Sands, M.D., Ph.D., president and chief executive officer of Nurix. “We look forward to a very exciting year as we generate clinical data that can support further development of NX-2127, a first-in-class targeted protein degrader of BTK, a highly validated target for hematologic malignancies.”

Recent Business Highlights

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Submitted first IND application for lead program NX-2127 and received clearance by the U.S. Food and Drug Administration (FDA). Nurix expects to dose the first patient in a Phase 1a/1b trial for NX-2127 in patients with relapsed or refractory B-cell malignancies in the first quarter of 2021 (expected timing of clinical trials here and throughout the press release are based on calendar year periods).

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Expanded Sanofi collaboration: On January 7, 2021, Nurix announced that Sanofi exercised its option to increase the number of targets to a total of five, up from the original three targets in the strategic collaboration signed in December 2019. The option exercise triggered a one-time $22 million payment to Nurix, adding to the previously received $55 million upfront payment. As part of the multi-year collaboration, Nurix is using its proprietary drug discovery platform, DELigase™, that integrates its DNA-encoded libraries (DEL) and its portfolio of E3 ligases to create small molecules designed to induce degradation of specified drug targets. Sanofi will have exclusive rights and be responsible for clinical development and commercialization of drug candidates resulting from the work while Nurix will retain the option to co-develop and co-promote up to two products in the United States under certain conditions.

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Presented Preclinical Data Highlighting Pipeline Programs: In December 2020, the Company presented IND-enabling data from its NX-2127 program at the American Society of Hematology (ASH) Annual Meeting, including data in non-human primates demonstrating rapid and sustained degradation of BTK with once daily oral dosing. In October 2020, at the Targeted Protein Degradation Summit, data were presented from the Company’s NX-1607 program. NX-1607 is an inhibitor of Casitas B-lineage lymphoma proto-oncogene-B (CBL-B) that is being developed for immuno-oncology indications. The data demonstrated both single agent anti-tumor activity of NX-1607 and combination anti-tumor activity with an anti-PD-1 antibody in animal models.

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Completed Initial Public Offering (IPO) in July 2020 raising approximately $238.5 million in gross proceeds: On July 23, 2020, Nurix announced the pricing of its IPO of 11,000,000 shares of common stock, at a public offering price of $19.00 per share. In addition, the underwriters subsequently exercised their option to purchase 1,550,000 additional shares of common stock. The net proceeds to Nurix from the offering were approximately $218.1 million, after deducting underwriting discounts, commissions and offering expenses.

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Strengthened Leadership Team with Key Appointments. In 2020, the Company added Michael Lotze, M.D., as chief cellular therapy officer and Robert Brown, M.D., as vice president of clinical development to help advance protein modulating drug candidates and cell therapy programs into the clinic. The Company also enhanced the financial team with the addition of Jason Kantor, Ph.D., as senior vice president, finance and investment strategy.

Upcoming Program Highlights

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NX-2127: The Company’s lead drug candidate from its protein degradation portfolio, NX-2127, is an orally available degrader of Bruton’s tyrosine kinase (BTK) with immunomodulatory drug (IMiD) activity for the treatment of relapsed or refractory B-cell malignancies. The Company has an open IND and anticipates dosing the first patient in a Phase 1a/1b trial for NX-2127 in the first quarter of 2021.

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NX-1607: The Company’s lead drug candidate from its E3 ligase inhibitor portfolio, NX-1607, is an orally available inhibitor of CBL-B for immuno-oncology indications. The Company anticipates commencing a Phase 1 trial for NX-1607 in the second half of 2021.

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NX-5948: The Company’s second drug candidate from its protein degradation portfolio, NX-5948, is an orally available BTK degrader designed without IMiD activity for certain B-cell malignancies, autoimmune diseases and related diseases such as graft-versus-host disease. The Company anticipates commencing a Phase 1 trial for NX-5948 in the second half of 2021.

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DeTIL-0255: The Company’s lead candidate in its cellular therapy portfolio, DeTIL-0255, is a drug-enhanced adoptive cellular therapy. The Company anticipates commencing a Phase 1 trial for DeTIL-0255 in the second half of 2021.

Fiscal Fourth Quarter and Full Year 2020 Financial Results

Collaboration revenue for the three months and twelve months ended November 30, 2020 was $6.7 million and $17.8 million, respectively, compared with $1.9 million and $31.1 million for the three and twelve months ended November 30, 2019. The decrease in collaboration revenue for the full year was attributable to the termination of a collaboration agreement with Celgene Corporation in June 2019, which resulted in no revenue recognition in 2020, offset by revenue recognized related to the Company’s collaboration agreements with Gilead Sciences, Inc. and Sanofi S.A. that were established in July and December 2019, respectively.

Research and development expenses for the three months and twelve months ended November 30, 2020 were $20.4 million and $66.5 million, respectively, compared with $12.8 million and $45.0 million for the three and twelve months ended November 30, 2019. The increase was primarily related to increases in preclinical development activities and drug discovery research as well as increased expenses related to higher headcount.

General and administrative expenses for the three months and twelve months ended November 30, 2020 were $6.3 million and $16.3 million, respectively, compared with $2.6 million and $8.3 million for the three and twelve months ended November 30, 2019. The increase was primarily related to higher headcount and increased legal and accounting expenses associated with becoming a public company.

Net loss attributed to common stockholders for the three months and twelve months ended November 30, 2020 was $19.9 million or ($0.51) per share and $43.2 million or ($2.76) per share, respectively, compared with $13.5 million or ($3.55) per share and $21.7 million or ($6.59) per share, respectively, for the three and twelve months ended November 30, 2019.

Cash, Cash Equivalents and Investments: As of November 30, 2020, the Company had cash, cash equivalents and investments of $372.0 million, compared with $38.2 million as of November 30, 2019.

About Nurix Therapeutics, Inc.

Nurix Therapeutics is a biopharmaceutical company focused on the discovery, development, and commercialization of therapies designed to modulate cellular protein levels as a novel treatment approach for cancer and other challenging diseases. Leveraging Nurix’s extensive expertise in E3 ligases together with its proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates T cell activation. Nurix is headquartered in San Francisco, California. For more information, please visit http://www.nurix.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our future financial or business performance, conditions, plans, prospects, trends or strategies and other financial and business matters; our current and prospective product candidates; the timing of our planned IND submissions for our product candidates; the planned timing and conduct of our clinical trial programs for our product candidates, preclinical activities, research and development costs, current and prospective collaborations; the potential advantages of our DELigase™ platform and product candidates; the extent to which our scientific approach and DELigase™ platform may potentially address a broad range of diseases; the estimated size of the market for our product candidates; and the timing and success of our development and commercialization of our anticipated product candidates. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to the Company, may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations, and assumptions regarding the future of the Company’s business, future plans and strategies, its development plans, its preclinical results and other future conditions. Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, performance or events and circumstances could differ materially from those expressed or implied in our forward-looking statements due to a variety of factors, including risks and uncertainties related to our ability to advance our product candidates, obtain regulatory approval of and ultimately commercialize our product candidates, the timing and results of preclinical and clinical trials, our ability to fund development activities and achieve development goals, the impact of the COVID-19 pandemic on our business, our ability to protect intellectual property and other risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 16, 2021 and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein.

Contacts:

Investors:	Media:
Jason Kantor, Ph.D.	Elizabeth Wolffe, Ph.D.
Nurix Therapeutics, Inc.	Wheelhouse Life Science Advisors
jkantor@nurixtx.com	lwolffe@wheelhouselsa.com

Nurix Therapeutics, Inc.

Condensed consolidated statements of operations

(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended November 30,		Year Ended November 30,
	2020	2019	2020	2019
Collaboration revenue	$6,689	$1,862	$17,820	$31,115
Operating expenses:
Research and development	20,445	12,824	66,494	45,025
General and administrative	6,252	2,602	16,309	8,326
Total operating expenses	26,697	15,426	82,803	53,351
Loss from operations	(20,008)	(13,564)	(64,983)	(22,236)
Interest and other income, net	135	255	1,206	776
Loss before income taxes	(19,873)	(13,309)	(63,777)	(21,460)
(Benefit) provision for income taxes	41	210	(20,535)	239
Net loss	$(19,914)	$(13,519)	$(43,242)	$(21,699)
Net loss per share attributable to common stockholders, basic and diluted	$(0.51)	$(3.55)	$(2.76)	$(6.59)
Weighted-average number of shares outstanding, basic and diluted	38,702,486	3,812,210	15,673,424	3,292,514

Nurix Therapeutics, Inc.
Condensed consolidated balance sheets
(in thousands)
(unaudited)

	November 30,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$119,356	$34,816
Short-term investments	161,792	2,904
Contract assets	7,500	—
Income tax receivable	3,846	—
Prepaid expenses and other current assets	5,940	1,634
Total current assets	298,434	39,354
Long-term investments	90,890	506
Property and equipment, net	6,672	3,871
Restricted cash	170	170
Other assets	177	147
Total assets	$396,343	$44,048
Liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$3,412	$1,598
Accrued and other current liabilities	8,328	4,927
Deferred revenue, current	32,799	9,612
Total current liabilities	44,539	16,137
Deferred revenue, net of current portion	60,685	35,693
Other long-term liabilities	850	1,737
Total liabilities	106,074	53,567
Redeemable convertible preferred stock	—	48,195
Stockholders’ equity (deficit):
Common stock	39	4
Additional paid-in-capital	393,841	2,740
Accumulated other comprehensive income (loss)	87	(2)
Accumulated deficit	(103,698)	(60,456)
Total stockholders’ equity (deficit)	290,269	(57,714)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$396,343	$44,048